Exhibit 99.1

Contacts: James E. Braun, Executive Vice President and Chief Financial Officer Jim.Braun@mrcglobal.com 832-308-2845

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner Dennard • Lascar Associates, LLC ken@dennardlascar.com 713-529-6600

MRC GLOBAL INC. COMPLETES

ACQUISITION OF FLOW CONTROL PRODUCTS

HOUSTON – July 1, 2013 — MRC Global Inc. (NYSE:MRC) announced today that it has completed the previously announced acquisition of the operating assets of Dan H. Brown, Inc., D/B/A Flow Control Products (Flow Control).

Founded in Odessa, Texas in 1981, Flow Control is a leading provider of pneumatic, electric and electro-hydraulic valve automation packages and related field support to the Permian Basin energy industry, including production facilities, pipelines, and plant operations. Flow Control employs 25 people and will operate as an MRC Valve Automation Center. Flow Control reported 2012 revenues of $28 million.

“We are pleased to have completed this acquisition as part of our continued commitment to our customers in the North American Shale plays,” Andrew R. Lane, MRC Chairman, President and CEO, said. “I would like to welcome Flow Control’s experienced and technically knowledgeable valve professionals to our team in the Permian Basin.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcglobal.com.

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